Exhibit 10.14

AMERICAN OUTDOOR BRANDS, INC.
EXECUTIVE SEVERANCE PAY PLAN

American Outdoor Brands, Inc. (the “Company”) hereby establishes the American Outdoor Brands, Inc. Executive Severance Pay Plan (the “Plan”), effective [•], 2020, for the benefit of the Participating Employees as defined herein.

The Plan is designed to serve as a vehicle for the Company to provide severance pay and certain benefits to a select group of employees designated by the Administrator who (i) are terminated from employment without Good Cause, (ii) resign for Good Reason, (iii) are terminated from employment without Good Cause under certain circumstances incident to a Change in Control or (iv) resign following an Adverse Change in Control Effect.  The legal rights and obligations of any Participating Employee shall be determined solely by the provisions of the Plan, as interpreted by the Administrator in the exercise of its sole and absolute discretion.

The Administrator has the sole discretion to determine whether an employee shall be a Participating Employee under the Plan.  Nothing in the Plan shall be construed to give any employee any right to continue in the employment of the Company or an Applicable Subsidiary.  The Plan is unfunded, has no trustee, and is administered by the Administrator.  The Plan is intended to be (i) an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) a “top hat” plan within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan is further intended to qualify as a “separation pay plan” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and shall be maintained, interpreted, and administered accordingly.

The Plan supersedes all prior severance pay plans and practices, whether formal or informal, written or unwritten, of the Company and its Applicable Subsidiaries with respect to Participating Employees.

1.	GENERAL INFORMATION

Plan Name:  American Outdoor Brands, Inc. Executive Severance Pay Plan

Plan Sponsor:	American Outdoor Brands, Inc.
1800 North Route Z
Columbia, MO 65202
(800) 338-9585

Employer Identification Number:  84-4630928

Type of Plan:  Welfare Benefit – Severance Pay Top Hat Plan

Administrator:  The Board of Directors of American Outdoor Brands, Inc. or, if the Board of Directors determines, a committee of the Board of Directors of the Company, in each case with respect to all or certain specified provisions of the Plan

Agent for Service of Legal Process: The General Counsel of the Company

Sources of Contributions:  The Plan is unfunded, and all benefits are paid from the general assets of the Company and its Applicable Subsidiaries.

Type of Administration:  The Plan is administered by the Administrator, with benefits provided in accordance with the provisions of this Plan document, which also constitutes the “Summary Plan Description.”

Plan Year:  The Plan’s fiscal records are kept on a calendar year basis ending December 31.

2.	DEFINITIONS

(1)“Adverse Change in Control Effect” means, during a Potential Change in Control Protection Period or Change in Control Protection Period, without the Participating Employee’s written consent, (i) any material reduction in the Participating Employee’s annual base compensation or target bonus percentage opportunity, (ii) any material adverse change in a Participating Employee’s positions, titles, duties, responsibilities, or reporting relationships compared to the Participating Employee’s positions, titles, duties, responsibilities, or reporting relationships immediately prior to a Potential Change in Control (if such diminution occurs during the Potential Change in Control Protection Period) or Change in Control (if such diminution occurs during the Change in Control Protection Period) or (iii) a relocation of the Participating Employee’s principal place of business more than 50 miles from the facility in which the Participating Employee was last providing services.

(2)“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Administrator.

(3)“Applicable Subsidiary” means the subsidiary of the Company that is the employer of the Participating Employee on the effective date of the Participating Employee’s termination or resignation.

(4)“Change in Control” means the occurrence of any of the following events:

(i)during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act) (a “Person”);

(ii)the consummation of a merger or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries (but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable) or the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (each of the foregoing events being hereinafter referred to as a “Reorganization”), in each case, unless, immediately following such Reorganization, all or substantially all the Persons who were the “beneficial owners” (as used in Rule 13d-3 under the Exchange Act (or any successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, as a result of beneficially owning such Company Voting Securities, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities; or

(iii)any Person or “group” (as used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iii), any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of subparagraph (ii) above shall not be a Change in Control.

(5)“Change in Control Protection Period” means the period commencing on the date a Change in Control occurs and ending on the first anniversary of such date.

(6)“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, each as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(7)“Days” means calendar days, including weekends and holidays, unless specified as “business days.”

(8)“Good Cause” means the Participating Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty; the Participating Employee willfully taking any action that may be materially injurious to the business or reputation of the Company and its Applicable Subsidiaries; or the Participating Employee willfully violating in a material respect the Company’s Corporate Governance Guidelines, Code of Conduct and Ethics, or any other applicable code of conduct, all as may be amended from time to time, including, without limitation, provisions thereof relating to conflicts of interest or related party transactions.

(9)“Good Reason” means the uncured occurrence of any of the following events without the Participating Employee’s written consent (i) the Company or Applicable Subsidiary in any material respect reduces the Participating Employee’s duties, authority, or base compensation or (ii) the Participating Employee is required to relocate Participating the Employee’s principal place of business more than 50 miles from the facility in which the Participating Employee was last providing services.

(10)“Participating Employee” means (i) such persons who are appointed by the Board of Directors of the Company as Executive officers of the Company and are not covered by a separate employment agreement, severance agreement, change in control agreement, or similar agreement covering such executive officer’s severance and (ii) such other persons, if any, who shall be designated by the Administrator as Participating Employees under the Plan.

(11)“Potential Change in Control” means (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (ii) the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control or (iii) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

(12)“Potential Change in Control Protection Period” means the period beginning upon the occurrence of a Potential Change in Control and ending upon the earliest to occur of (i) the consummation of the Change in Control or (ii) the abandonment of the transaction or series of transactions that constitute a Potential Change in Control (as determined by the Administrator in its sole discretion).

(13)“Release” means a Separation and General Release Agreement in a form acceptable to the Company, which must in all events be executed without modification and in its entirety, and without timely revocation, as set forth below; provided, however, that the form of the Release applicable following a Change in Control shall be established by the Administrator immediately prior to the Change in Control and such form may not thereafter be modified.

3.	ELIGIBILITY

The Participating Employees are those persons designated by the Administrator from time to time.  The Participating Employee shall be entitled to the severance benefits described in the Plan only if the Participating Employee (i) is terminated from employment without Good Cause, (ii) resigns for Good Reason, (iii) is terminated from employment without Good Cause under certain circumstances incident to a Change in Control or (iv) resigns following an Adverse Change in Control Effect, but only to the extent such Participating Employee (x) resigns from all offices and positions with the Company and any Applicable Subsidiary that the Participating Employee holds as of termination of employment, (y) returns to the Company all property of the Company or any Applicable Subsidiary that has come into the Participating Employee’s possession and (z) is employed on a full time basis and not on a leave of absence on the date of the Participating Employee’s termination or resignation unless otherwise approved by the Company in writing or required by applicable law.  In addition, the Company’s obligations under the Plan are contingent upon the Participating Employee executing (and not revoking during any applicable revocation period) or violating any provision of a valid and enforceable full and unconditional Release of any claims the Participating Employee may have against the Company or any of its Affiliates, whether known or unknown, as of the effective date of the Participating Employee’s termination.  The Company shall present the Release to the Participating Employee within 10 Days of the date that the Participating Employee or the Company (or Applicable Subsidiary) receives a notice of termination from the other party (or within 10 Days of the date the Participating Employee is terminated by the Company or Applicable Subsidiary without notice), and the Participating Employee shall have up to 45 Days following the Participating Employee’s receipt of the Release to consider whether to execute the Release.  In the event the Participating Employee executes the Release, the Participating Employee shall have an additional eight Days from the date of its execution in which to expressly revoke execution of the Release in writing.

Without limiting the foregoing, a Participating Employee may resign for Good Reason or following an Adverse Change in Control Effect only if the Company or an Applicable Subsidiary does not cure the circumstances giving rise to the Good Reason or the Adverse Change in Control Effect within 60 Days from the date the Participating Employee delivers a written notice describing the circumstances giving rise to the Good Reason or the Adverse Change in Control Effect.  Such notice must be received by the Company (or Applicable Subsidiary) or its successor within 30 Days of the date on which the Participating Employee becomes aware of the occurrence of such condition.

In the event that the Participating Employee (i) fails to execute the Release within the 45 Day period described above or (ii) formally revokes execution of the Release within eight Days of execution of the Release, the Participating Employee’s entitlement to Plan benefits shall be null and void and, to the extent that the Participating Employee has received any payments or benefits or the proceeds of any benefits received under the Plan (A) prior to the Participating Employee’s failure to execute the Release within the 45 Day period or (B) prior to revocation, the Participating Employee shall immediately reimburse the Company for any and all such payments or benefits or the proceeds of any benefits received, including reimbursement of any gains realized on the exercise of any stock options, and/or the proceeds of any other equity-based awards, if any, that vested as of the effective date of the Participating Employee’s termination pursuant to the Plan, and the Company shall immediately cancel all unexercised stock options and other equity-based awards, if any, that vested as of the effective date of the Participating Employee’s termination pursuant to the Plan.  In addition, the Company’s obligations and all payments under the Plan shall cease if the Participating Employee makes any written or oral statement or takes any action that the Participating Employee knows or reasonably should know constitutes an untrue, disparaging, or negative comment to a third-person concerning the Company or its Affiliates.

4.	RESULT OF TERMINATION WITHOUT GOOD CAUSE OR RESIGNATION FOR GOOD REASON

In the event that the Company or an Applicable Subsidiary terminates a Participating Employee without Good Cause (other than due to death or disability) or a Participating Employee resigns for Good Reason, the Participating Employee shall be eligible to receive the following from the Company or the Applicable Subsidiary:

(a)The Participating Employee’s base salary for a period of the greater of (i) 26 weeks or (ii) the period designated for the Participating Employee by the Administrator, in each case following the effective date of such termination or resignation;

(b)At the same time as cash incentive bonuses are received by the Company’s or the Applicable Subsidiary’s other executives, a pro rata portion of the Participating Employee’s annual cash bonus for the fiscal year in which the termination occurs to the extent earned under the then applicable Executive Annual Cash Incentive Program in which the Participating Employee participates, such amount to be calculated based on the amount that would have been paid for such fiscal year in the absence of the termination multiplied by the fraction, the numerator of which is the number of days in such fiscal year prior to the effective date of the termination and the denominator of which is 360 and such amount to be paid in accordance with the provisions of such plan; and

(c)In the event the Participating Employee elects continuation coverage pursuant to COBRA for the Participating Employee and his or her eligible dependents under the group health or other welfare insurance plans maintained by the Company, the Company shall reimburse the Participating Employee for the cost of such coverage during the period in clause (a) above as and when premiums are due.

The amounts the Participating Employee is eligible to receive under (a) above shall be received in accordance with the Company’s or the Applicable Subsidiary’s regular payroll schedule commencing on the first such payment date coincident with or following the Participating Employee’s “separation from service” from the Company within the meaning of Section 409A of the Code, and shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  The amounts the Participating Employee is eligible to receive under (b) above, if any, shall be paid no later than March 15 of the calendar year following the year to which the bonus applies and would otherwise be earned.

5.	RESULT OF A TERMINATION WITHOUT GOOD CAUSE DURING POTENTIAL CHANGE IN CONTROL PROTECTION PERIOD OR CHANGE IN CONTROL PROTECTION PERIOD OR RESIGNATION UPON ADVERSE CHANGE IN CONTROL EFFECT

In the event that (i) during a Potential Change in Control Protection Period or Change in Control Protection Period, the Company or an Applicable Subsidiary terminates a Participating Employee without Good Cause (other than due to death or disability) or (ii) a Participating Employee resigns following an Adverse Change in Control Effect, the Participating Employee shall be eligible to receive the following from the Company or the Applicable Subsidiary:

(a)The Participating Employee’s base salary for a period of the greater of (i) 52 weeks or (ii) the period designated for the Participating Employee by the Administrator, in each case following the effective date of such termination or resignation;

(b)A lump sum equal to the average of the Participating Employee’s cash bonus paid for each of the two fiscal years immediately preceding the Participating Employee’s termination or resignation;

(c)All unvested equity-based compensation held by the Participating Employee at the time of termination or resignation that was granted to the Participating Employee after the effective date of this Plan in his or her capacity as an employee of the Company or an Applicable Subsidiary shall vest as of the effective date of the termination or resignation; provided, however, that this paragraph (c) shall not apply to any equity-based compensation award, the terms of which state that it is not subject to acceleration under this Plan; and

(d)In the event the Participating Employee elects continuation coverage pursuant to COBRA for the Participating Employee and his or her eligible dependents under the group health or other welfare insurance plans maintained by the Company, the Company shall reimburse the Participating Employee for the cost of such coverage during the period in clause (a) above as and when premiums are due.

The amounts the Participating Employee is eligible to receive under (a) above shall be received by the Participating Employee in accordance with the Company’s or the Applicable Subsidiary’s regular payroll schedule commencing on the first such payment date coincident with or following the Participating Employee’s “separation from service” from the Company within the meaning of Section 409A of the Code and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).  The amount the Participating Employee is eligible to receive under (b) above, if any, shall be paid promptly, but no more than 30 Days, following the Participating Employee’s termination or resignation.

6.	COMPLIANCE WITH AGREEMENTS

All benefits under the Plan are contingent on the Participating Employee’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which Participating Employee was bound on the effective date of the Participating Employee’s termination or resignation.

7.	NON-COMPETITION

During the term of Participating Employee’s employment with Employer and for the period equal to the longer of six months after the termination of Employer’s employment with Employer regardless of the reason therefore, or the period during which Participating Employee receives cash severance pursuant to this Agreement, Participating Employee shall not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below).  As used herein, the term “competitive business” shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Participating Employee’s employment, and the term “Restricted Territory” shall mean any state or other geographical area in which Employer sells produces or provides services during Participating Employee’s employment.

8.	NON-SOLICITATION OF PARTICIPATING EMPLOYEE

For a period of 12 months after the termination of Participating Employee’s employment with Employer, regardless of the reason therefor, Participating Employee shall not directly or indirectly, for Participating Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Participating Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

9.	CONFIDENTIAL INFORMATION

Participating Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the “Confidential Information”) obtained by Participating Employee in the course of Participating Employee’s employment, and Participating Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Participating Employee’s benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Participating Employee’s employment, any Confidential Information, except as required in the performance of Participating Employee’s duties on behalf of Employer.  For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational, or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or supplies; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

10.	RETURN OF BOOKS, RECORDS, PAPERS, AND EQUIPMENT

Upon the termination of Participating Employee’s employment with Employer for any reason, Participating Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Participating Employee may then have in Participating Employee’s possession or control whether prepared by Participating Employee or not.

11.	DISCLOSURE OF INFORMATION

Participating Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Participating Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Participating Employee’s employment with Employer or within six months thereafter.

12.	REMEDIES

In addition to any other relief to which the Company or any of its Affiliates may be entitled, including claims for damages, the Company or any of Affiliates will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the Participating Employee from an actual or threatened breach of the covenants described in the immediately preceding section of the Plan (under the heading “Non-Competition and Non-Solicitation”).  Notwithstanding anything else to the contrary herein, in the event of any material violation by the Participating Employee of such covenants or the Release as determined by a court of competent jurisdiction, the Company and Affiliates will immediately have no obligation thereafter to make any payments or provide any benefits otherwise to be received under the Plan to the Participating Employee and the Company and its Affiliates, in its or their discretion, may require the Participating Employee to promptly reimburse the Company for any and all payments or benefits received by the Participating Employee pursuant to the Plan, including reimbursement of any gains realized on the exercise of any stock options, and/or the proceeds of any other equity-based awards, if any, that vested as of the effective date of the Participating Employee’s termination pursuant to the Plan, and the Company shall immediately cancel all unexercised stock options and other equity-based awards, if any, that vested as of the effective date of the Participating Employee’s termination pursuant to the Plan.

13.	WITHHOLDING

The Company or an Applicable Subsidiary shall have the authority to withhold or to cause to have withheld applicable taxes from any payments made under or in accordance with the Plan to the extent required by law.

14.	EFFECT OF INVALIDITY OF ANY PROVISION

If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and such provision will, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of the Company.  If such modification is not possible, the Plan will be construed and enforced as if such provision had not been included in the Plan.

15.	RECORDS

The records of the Company with respect to employment history, base salary, absences, and all other relevant matters will be conclusive for all purposes of the Plan.

16.	NONTRANSFERABILITY

In no event will the Company make any payment under the Plan to any assignee or creditor of the Participating Employee, except as otherwise required by law.  Prior to the time of a payment hereunder, the Participating Employee will have no rights by way of anticipation or otherwise to assign or otherwise dispose of any right or interest under the Plan, nor will rights be assigned or transferred by operation of law.

17.	RECOUPMENT POLICY

Any payments or benefits that the Participating Employee receives pursuant to the Plan are and will be subject to any compensation claw-back or recoupment policies of the Company, whether now or in the future existing, that are intended or designed to comply with applicable law or governmental regulations that may be applicable to the Participating Employee, as in effect from time to time and as approved by the Board of Directors of the Company or a duly authorized committee thereof (whether or not approved before or after the establishment of the Plan), or as may be required by law.

18.	PLAN ADMINISTRATION

The Administrator will be the sole judge of the application and interpretation of the Plan and will have the discretionary authority to construe the provisions of the Plan, resolve disputed issues of fact, and make determinations regarding eligibility for benefits (other than determinations under the “Eligibility” section above to the extent they are reserved to the Company).  Such determinations with respect to a Participating Employee’s rights or benefits shall be entitled to the maximum deference permitted by law.  The Administrator may correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan.  The decisions of the Administrator in all matters relating to the Plan that are within the scope of the Administrator’s authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.  Notwithstanding the foregoing, from and after a Change in Control, the Plan Administrator shall be deemed to be one or more members of the Board of Directors of the Company as of immediately prior to such Change in Control or their designees (which may not include any counterparty to such Change in Control, its directors, officers, employees or designees).

The Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports that the Administrator is required to file by law, and the responsibility for the day-to-day operation of the Plan.  The Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

The Plan shall be construed as administered and enforced in accordance with ERISA and the laws of the Commonwealth of Massachusetts, as applicable.

19.	AMENDMENT AND TERMINATION OF THE PLAN

The Company, the Administrator, or its or their designees shall have the right, power, and authority to amend the Plan, in whole or in part, or discontinue or terminate the Plan at any time; provided, however, that without a Participating Employee’s written approval any such amendment, discontinuance, or termination shall not (i) remove a Participating Employee from the Plan, (ii) negatively modify the eligibility or benefit provisions of the Plan or (iii) negatively affect the rights of any individual who, prior to the date of such amendment, discontinuance, or termination, has been designated as a Participating Employee hereunder.

20.	MISCELLANEOUS

The provisions of Appendix A, B, and C are incorporated into the Plan and shall be deemed a part hereof.

The Company hereby agrees that the Plan shall be binding upon it and its successors and assigns.

Date:	AMERICAN OUTDOOR BRANDS, INC.

By:

The undersigned Participating Employee agrees that the Plan shall be binding upon the undersigned once the undersigned personal authorizes.

Date:
Printed Name

Signature

APPENDIX A

SECTION 409A OF THE CODE

Specified Employee.  Notwithstanding any provision of this Plan to the contrary, if the Participating Employee is a “specified employee” as defined in Section 409A of the Code, the Participating Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Participating Employee’s termination of employment (whether such payments or benefits are provided to the Participating Employee under this Plan or under any other plan, program or arrangement of the Company), until (and any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (i) the date which is the first business day following the six-month anniversary of the Participating Employee’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than death or (ii) the Participating Employee’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to the Participating Employee on such date.  The Company shall make the determination as to whether the Participating Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of the Participating Employee’s “separation of service” will notify the Participating Employee whether or not the Participating Employee is a “specified employee.”  All payments under the Plan shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).

General.  This Plan is intended to qualify for an exemption to the requirements of Section 409A of the Code, specifically the separation pay plan exemption and/or short-term deferral exemption (the “409A Exemptions”) with respect to any amounts payable hereunder, and shall be interpreted and construed consistent with such intent to the maximum permissible.  To the extent that any portion of the Plan and/or any amounts payable hereunder do not qualify under the 409A Exemptions, then such portion of the Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed consistent with such intent; provided, however, that, notwithstanding the other provisions of this subsection and the paragraph above entitled, “Specified Employee”, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the Company that such payment or benefit will not so provide.   For purposes of applying the exemptions and/or provisions of Section 409A to this Plan, as well as determining which amounts payable hereunder qualify for the 409A Exemptions (i) each separately identified amount to which a Participating Employee is entitled under this Plan shall be treated as a separate payment under Treasury Regulations Section 1.409A-2(b)(2)(iii), and (ii) to the extent permissible under Section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.  Furthermore, if the Company or any interested party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Plan contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment, and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon the Participating Employee or the Company.

APPENDIX B

CLAIMS PROCEDURE

Each Participating Employee who has been determined to be eligible to receive benefits under the Plan may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Administrator.  If the Administrator denies a claim in whole or in part, it will provide notice to the Participating Employee, in writing, within 90 Days after the claim is filed, unless the Administrator determines that an extension of time for processing is required.  In the event that the Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Participating Employee prior to the termination of the initial 90 Day period.  The extension shall not exceed a period of 90 Days from the end of the initial period of time, and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit decision.

The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the Participating Employee, including the following:

1.	the specific reason or reasons for the denial;
2.	reference to the specific Plan provisions on which the denial is based;
3.	a description of any additional material or information necessary for the Participating Employee to perfect the claim and an explanation as to why such information is necessary; and
4.

an explanation of this Claims Procedure and the time limits applicable under it, including a statement of the Participating Employee's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

The Participating Employee or the Participating Employee’s duly authorized representative shall have an opportunity to appeal a claim denial to the Administrator for a full and fair review.  The Participating Employee or the Participating Employee’s duly authorized representative may do the following:

1.	request a review upon written notice to the Administrator within 60 Days after receipt of a notice of the denial of a claim for benefits;
2.	submit written comments, documents, records, and other information relating to the claim for benefits; and
3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the Participating Employee’s claim for benefits.

The Administrator’s review shall take into account all comments, documents, records, and other information submitted by the Participating Employee relating to the claim, without regard to whether such information was submitted or considered by the Administrator in the initial benefit determination.  A determination on review by the Administrator will be made not later than 60 Days after receipt of a request for review, unless the Administrator determines that an extension of time for processing is required.  In the event that the Administrator determines that such an extension is required, written notice of the extension shall be furnished to the Participating Employee prior to the termination of the initial 60-Day period.  The extension shall not exceed a period of 60 Days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Administrator expects to render the determination on review.

The written determination of the Administrator shall set forth, in a manner calculated to be understood by the terminated Participating Employee, the following:

1.	the specific reason or reasons for the decision;
2.	reference to the specific Plan provisions on which the decision is based;
3.

the Participating Employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

4.	a statement of the Participating Employee’s right to bring a civil action under section 502(a) of ERISA.

A Participating Employee may not bring an action for any alleged wrongful denial of benefits under the Plan in a court of law unless the Claims Procedure set forth above is exhausted and a final determination is made by the Administrator.  A Participating Employee wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, no later than the earlier of (i) one year after the date the final decision on the adverse benefit determination on review is issued or should have been issued under this Claims Procedure, and (ii) the last Day on which such legal action could be commenced under the applicable statute of limitations under ERISA (including, for this purpose, any applicable state statute of limitations that applies under ERISA to such legal action).  Failure to file a suit or legal action by the applicable deadline set forth in the prior sentence shall cause the Participating Employee to lose any rights to bring such action.

If the Participating Employee or other interested person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence, and issues presented to the Administrator during the Claims Procedure set forth above.  Facts and evidence that become known to the Participating Employee or other interested person after having exhausted the Claims Procedure must be brought to the attention of the Administrator for reconsideration of the claims determination.  Issues not raised with the Administrator will be deemed waived.

APPENDIX C

The following sets forth certain provisions applicable to the undersigned Participating Employee when alternatives could apply:

Section 4(a)	Salary continuation period:	26 weeks
Section 5(a)	Salary continuation period in event of change in control	52 weeks
Section 7	Non-Competition period	six months
Section 8	Non-Solicitation period	12 months